ARTICLES SUPPLEMENTARY
                                       OF
                  CREDIT SUISSE GLOBAL FIXED INCOME FUND, INC.

                  CREDIT SUISSE GLOBAL FIXED INCOME FUND, INC. (the "Corporation"), a Maryland corporation with its principal corporate offices in the State of Maryland in Baltimore, Maryland, DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation, an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and having authorized capital of Four Billion (4,000,000,000) shares of common stock, par value $0.001 per share ("Common Stock"), has adopted resolutions authorizing the re-classification of Five Hundred Million (500,000,000) shares of authorized and unissued Advisor Class Shares of Common Stock, with an aggregate par value of Five Hundred Thousand Dollars ($500,000), as Class C Shares.

SECOND: Each Class C Share will have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of Common Stock, except that subject to the provisions of any governing order, rule or regulation issued pursuant to the 1940 Act:

                  (i) Class C Shares will share equally with Common Stock other than Class C Shares ("Non-Class C Shares") in the income, earnings and profits derived from investment and reinvestment of the assets belonging to the Corporation and will be charged equally with Non-Class C Shares with the liabilities and expenses of the Corporation, except that Class C Shares shall have such rights and obligations with respect to sales charges, redemption charges and other fees or charges, and allocations of expenses as are determined by the Board of Directors with respect to Class C Shares or as set forth in the Registration Statement filed by the Corporation with the Securities and Exchange Commission (the "Corporation's Registration Statement") pursuant to which the Class C Shares are sold;

                  (ii) Only Class C Shares will be entitled to vote on any matter submitted to a vote of shareholders of the Corporation that pertains to any matter which relates to Class C Shares, except that if said matter also affects Non-Class C Shares, Non-Class C Shares will also be entitled to vote, and in such case Class C Shares will be voted in the aggregate together with such Non-Class C Shares and not by class except where otherwise required by law. Class C Shares will not be entitled to vote on any matter that does not affect Class C Shares (except where otherwise required by law) even though the matter is submitted to a vote of the holders of Non-Class C Shares;

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                  (iii)             The Board of Directors of the Corporation in
                                    its sole discretion may determine whether a matter affects a particular class or series of Corporation shares; and

                  (iv) At such times (which may vary between and among the holders of Common Stock) as may be determined by the Board of Directors (or, with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Corporation's Registration Statement, certain Class C Shares may be converted automatically into Non-Class C Shares based on the relative net asset values of such classes at the time of conversion; subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or, with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Corporation's Registration Statement.

                  THIRD: The shares aforesaid have been duly classified by the Board of Directors of the Corporation pursuant to the authority and power contained in ARTICLE V of the Corporation's charter.

                  FOURTH: These Articles Supplementary do not increase the authorized capital stock of the Corporation or the aggregate par value thereof.


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                  IN WITNESS WHEREOF, the undersigned have executed these
Articles Supplementary on behalf of Credit Suisse Global Fixed Income Fund, Inc. and acknowledge that it is the act and deed of the Corporation and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.

Dated: December 1, 2005             CREDIT SUISSE GLOBAL FIXED INCOME FUND, INC.

                                    By:   /s/J. Kevin Gao
                                          ---------------
                                          Name:  J. Kevin Gao
                                          Title: Vice President
WITNESS:
/s/ Karen Regan
---------------
Name:  Karen Regan
Title: Assistant Secretary